Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

1940 Air Products Boulevard, Allentown, PA 18106-5500

www.airproducts.com

Howard Ungerleider to Join Air Products’ Board of Directors

LEHIGH VALLEY, PA (August 20, 2025) – Air Products’ (NYSE:APD) Board of Directors has elected Howard Ungerleider as a director of the Company, effective September 1, 2025. He will serve as a member of the Audit and Finance Committee.

”Howard is an excellent addition to the Air Products Board, bringing more than three decades of global business and financial leadership experience in the chemicals and specialty materials industries,” said Chairman of the Board Wayne T. Smith. “We look forward to applying his extensive expertise as Air Products advances its mission to create exceptional value through operational excellence and disciplined capital management.”

Mr. Ungerleider has served as Operating Advisor for Clayton, Dubilier & Rice, a leading private equity firm, since 2024. Prior to his current position, Mr. Ungerleider held various positions of increasing responsibility at Dow Inc. and its predecessors, DowDuPont and Dow Chemical, including service as President from 2018 to 2023 and Chief Financial Officer from 2014 to 2023, as Executive Vice President, Advanced Materials, from 2012 to 2014, and as Senior Vice President and President, Performance Plastics, from 2011 to 2012.

Mr. Ungerleider is a member of the boards of directors of American Airlines Group Inc. and Kyndryl Holdings Inc.

Mr. Ungerleider holds an M.B.A. from UCLA and a Bachelor of Business Administration degree from The University of Texas at Austin.

About Air Products

Air Products (NYSE: APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world’s largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

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Air Products had fiscal 2024 sales of $12.1 billion from operations in approximately 50 countries and has a current market capitalization of over $60 billion. For more information, visit airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

Investor Inquiries:

Megan Britt, tel: (610) 481-0590; brittm@airproducts.com

Mun Shieh, tel: (610) 481-2951; shiehmh@airproducts.com